Exhibit 99.1

August 6, 2015 — FOR IMMEDIATE RELEASE

Harman Provides Fiscal Year 2016 Outlook

STAMFORD, CT – Harman International Industries, Incorporated (NYSE: HAR), the premier connected technologies company for automotive, consumer and enterprise markets, today provided financial guidance for the fiscal year ending June 30, 2016.

The Company shared this guidance today at its Investor Day event in New York City, for which details are provided below. An audio webcast, as well as copies of the materials, will be available in conjunction with the financial update were made available beginning at 11:30 a.m. EDT today. The webcast replay and materials may be accessed through the Investor Relations page of HARMAN’s website.

“In 2015, HARMAN achieved record revenue, EBITDA and EPS growth by capitalizing on the robust demand for the connected car, connected enterprise and connected lifestyle. Another key highlight was the increase in our automotive backlog to a record $23 billion, a testament to HARMAN’s technology leadership and ability to deliver solutions for the car that are safe, secure and connected,” said Dinesh C. Paliwal, Chairman, President, and Chief Executive Officer of HARMAN. “In addition to organic growth, we diversified our portfolio by expanding our software services capabilities, positioning HARMAN to capitalize on the opportunities presented by the Internet of Things. Heading into FY2016, we will build on our momentum and focus on accelerating our profitable growth and creating value for our shareholders.”

Fiscal 2016 Guidance	Connected Car	Lifestyle Audio	Professional Solutions	Connected Services		Total Company
Revenue	~3,160M	~2,025M	~1,100M	~735M	*		~7,000M
EBITDA	~13.6%	~15.6%	~15.6%	~15.0%			~12.5%
Earnings Per Share						~$	6.50

Note:	EBITDA and EPS are Non-GAAP measures and exclude restructuring, non-recurring charges and acquisitions-related items.

*	Includes $20 million of intercompany revenue which will be eliminated in consolidated

EUR/USD Exchange Rate: 1.10	Corporate EBITDA: (~$150M)	Interest and Misc: (~$55M)
Tax Rate: ~26%	Share Count: ~74M

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

ABOUT HARMAN

HARMAN (harman.com) designs and engineers connected products and solutions for automakers, consumers and enterprises worldwide, including connected car systems; audio and visual products, enterprise automation solutions; and connected services. With leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson® and Revel®, HARMAN is admired by audiophiles, musicians and the entertainment venues where they perform around the world. More than 25 million automobiles on the road today are equipped with HARMAN audio and connected car systems. The Company’s software services power billions of mobile devices and systems that are connected, integrated and secure across all platforms, from work and home to car and mobile. HARMAN has a workforce of approximately 27,000 people across the Americas, Europe, and Asia and reported sales of $6.2 billion during the 12 months ended June 30, 2015. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

Forward Looking Information

Except for historical information contained herein, the matters discussed in this release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One should not place undue reliance on these statements. The Company bases these statements on particular assumptions that it has made in light of its industry experience, as well as its perception of historical trends, current market conditions, current economic data, expected future developments and other factors that the Company believes are appropriate under the circumstances. These statements involve risks, uncertainties and assumptions that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to: (1) the Company’s ability to maintain profitability if there are delays in its product launches or increased pricing pressure from its customers; (2) the loss of one or more significant customers, the loss of a significant platform with an automotive customer or the in-sourcing of certain services by the Company’s automotive customers; (3) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (4) fluctuations in the price and supply of raw materials including, without limitation, petroleum, copper, steel, aluminum, synthetic resins, rare metals and rare-earth minerals, or shortages of materials, parts and components; (5) the inability of the Company’s suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (6) the Company’s ability to maintain a competitive technological advantage through innovation and leading product designs; (7) the Company’s ability to integrate successfully its recently completed and future acquisitions; (8) the Company’s ability to attract and retain qualified senior management and to prepare and implement an appropriate succession plan for its critical organizational positions; (9) the Company’s failure to maintain the value of its brands and implementing a sufficient brand protection program; and (10) other risks detailed in the Harman International Industries, Incorporated Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement except as required by law.

This release also makes reference to the Company’s awarded business, which represents the estimated future lifetime net sales for all customers. The Company’s future awarded business does not represent firm customer orders. The Company reports its awarded business primarily based on written award letters. To validate these awards, the Company uses various assumptions including global vehicle production forecasts, customer take rates for the Company’s products, revisions to product life cycle estimates and the impact of annual price reductions and exchange rates, among other factors. These assumptions are updated and reported externally on an annual basis.

© 2015 HARMAN International Industries, Incorporated. All rights reserved. Harman Kardon, Infinity, JBL, Lexicon, Mark Levinson and Revel are trademarks of HARMAN International Industries, Incorporated, registered in the United States and/or other countries. AKG is a trademark of AKG Acoustics GmbH, registered in the United States and/or other countries.

For further information please contact:

Darrin Shewchuk	Yijing Brentano
Director, Corporate Communications	Vice President, Investor Relations
Tel: +1 203-328-3834	Tel: +1 203-328-3500
darrin.shewchuk@harman.com	yijing.brentano@harman.com